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Contact:	Don Zerio	5:00 EDT
	Vice President, Finance, Chief Financial Officer	July 21, 2015
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS INCREASES IN REVENUE AND NET INCOME OVER THE COMPARABLE PRIOR YEAR PERIOD BUT EXPECTS LOWER SEQUENTIAL REVENUE IN THE FIRST FISCAL QUARTER.

Milpitas, California, July 21, 2015, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended June 28, 2015.  Quarterly revenues of $379.5 million for the fourth quarter of fiscal year 2015 increased $14.1 million or 3.8% over $365.4 million reported in the fourth quarter of fiscal year 2014  and increased $7.5 million or 2.0% over the previous quarter's revenue of $372.0 million.  Net income of $132.7 million increased $3.0 million or 2.3% over the fourth quarter of fiscal year 2014  but decreased $2.5 million or 1.8% from the third quarter of fiscal year 2015.    Diluted earnings per share of $0.54 per share in the fourth quarter of fiscal year 2015 increased $0.01 per share or 2% over the fourth quarter of fiscal year 2014 but decreased $0.01 per share or 2% from the third quarter of fiscal year 2015.    Net income and diluted earnings per share decreased on a sequential basis primarily due to a higher effective tax rate of 25.25% compared to 22.50% in the third quarter of fiscal 2015.

Revenue for fiscal year 2015 was $1,475.1 million, an increase of 6.2% or $86.7 million over revenue of $1,388.4 million in the prior fiscal year.  Net income of $521.0 million for fiscal year 2015 increased $61.0 million or 13.3% over $460.0 million reported in the previous fiscal year. Net income grew at a greater percentage than revenue primarily due to the extinguishment of the Convertible Senior Notes at the end of fiscal 2014.  Accordingly, fiscal year 2015 had no related interest expense.

Cash, cash equivalents and marketable securities increased by $67.4 million over the third quarter of fiscal year 2015 to $1.20  billion.  A cash dividend of $0.30 per share will be paid on August 26, 2015 to stockholders of record on August 14, 2015.  During the fourth quarter the Company generated positive cash flows from operations of $161.4 million or 43% of total revenues.  The Company has historically generated strong cash flows from its operations.  During the fourth quarter of fiscal year 2015 the Company returned $105.6 million to shareholders in the form of dividends of $73.4 million, representing $0.30 per share and stock purchases of $32.2 million.

According to Lothar Maier, CEO, “We met the low end of our revenue guidance with growth of 2% sequentially over the March quarter.  Our industry leading gross margin and operating margin percentages remained relatively steady at 76.1% and 46.5% while earnings per share declined $0.01 to $0.54 due to a higher tax rate.  For the fiscal year, we grew revenue 6.2% to $1.47 billion, while earnings per share increased 11.6% to $2.12. As we indicated last quarter, the June quarter is typically a strong quarter for us, though we had some concern with global macroeconomic conditions that tempered our expectations.  As the quarter progressed, these conditions appeared to worsen and bookings slowed considerably.   The bookings decline was broad based across all major markets and regions.   Our largest market, Industrial, suffered the largest decline followed by the Computer market which appears to be weak for the entire industry.  In the early weeks of the current quarter, bookings have improved.  However, due to the decline in bookings received in the June quarter, coupled with a sluggish global economic environment, we are preparing for a difficult first fiscal quarter.   We are forecasting our revenue to decline sequentially in the 7% - 12% range. We are optimistic that this will be a short cycle and that this is temporary weakness experienced while our customers react to

global uncertainties and adjust their inventories to match their cautiousness and end customer demand.   Design activity remains robust and we see many opportunities where new, innovative products require our innovative analog solutions.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our revenue and our expectations regarding the duration of the weak cycle are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 29, 2014.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 22, 2015 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call 719-457-2734, or toll free 888-500-6973 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 22, 2015 through July  29, 2015. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #5827668.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 29, 2015 until the fourth quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Don Zerio at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2015	2015	2014	2015	2014

Revenues	$379,483	$372,021	$365,428	$1,475,139	$1,388,386
Cost of sales(1)	90,847	89,147	87,579	355,727	338,580
Gross profit	288,636	282,874	277,849	1,119,412	1,049,806
Expenses:
Research and development (1)	68,960	67,100	64,785	266,761	250,434
Selling, general and administrative(1)	43,105	42,221	41,419	169,952	159,642
Total operating expenses	112,065	109,321	106,204	436,713	410,076
Operating income	176,571	173,553	171,645	682,699	639,730
Interest expense	—	—	(2,271)	—	(22,710)
Amortization of debt discount(2)	—	—	(1,885)	—	(18,458)
Interest income and other income	975	881	452	2,690	2,706
Income before income taxes	177,546	174,434	167,941	685,389	601,268
Provision for income taxes	44,831	39,247	38,206	164,426	141,307
Net income	$132,715	$135,187	$129,735	$520,963	$459,961

Earnings per share:
Basic	$0.54	$0.55	$0.53	$2.13	$1.91
Diluted	$0.54	$0.55	$0.53	$2.12	$1.90

Shares used in determining earnings per share:
Basic	244,928	244,286	243,279	244,408	240,498
Diluted	245,477	245,084	244,935	245,218	242,551

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,403	$2,240	$2,043	$8,966	$8,074
Research and development	10,996	10,447	9,513	41,584	37,624
Selling, general and administrative	5,785	5,394	4,913	21,581	19,430
(2) Amortization of debt discount
(non-cash interest expense)	—	—	1,885	—	18,458

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	June 28, 2015	June 29, 2014
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,202,722	$1,012,787
Accounts receivable, net of allowance for doubtful
accounts of $1,651 ($1,653 at June 29, 2014)	179,264	173,340
Inventories	99,861	91,310
Deferred tax assets and other current assets	102,905	87,276
Total current assets	1,584,752	1,364,713

Property, plant & equipment, net	287,742	277,080
Other noncurrent assets	11,585	13,785
Total assets	$1,884,079	$1,655,578

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$17,608	$28,221
Accrued income taxes, payroll & other accrued liabilities	118,450	141,275
Deferred income on shipments to distributors	46,860	45,619
Total current liabilities	182,918	215,115

Deferred tax and other noncurrent liabilities	123,234	109,094

Stockholders’ equity:
Common stock	2,052,490	1,948,006
Accumulated deficit	(475,124)	(616,992)
Accumulated other comprehensive income	561	355
Total stockholders’ equity	1,577,927	1,331,369
	$1,884,079	$1,655,578

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2015	2015	2014	2015	2014
Cash flow from operating activities:
Net income	$132,715	$135,187	$129,735	$520,963	$459,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,737	13,592	12,851	54,098	51,255
Stock-based compensation	19,184	18,081	16,469	72,131	65,128
Amortization of convertible senior notes discount	—	—	1,885	—	18,458
Excess tax benefit from stock-based compensation	(6,217)	(4,223)	(4,101)	(15,190)	(11,038)
Change in operating assets and liabilities:	1,945	(9,416)	46,903	(33,084)	12,663

Cash provided by operating activities	161,364	153,221	203,742	598,918	596,427

Cash flow from investing activities:
Net (purchases) proceeds from sale and maturities of available-for-sale securities	(78,193)	8,990	101,618	(151,261)	542,564
Purchase of property, plant and equipment	(8,396)	(11,046)	(21,033)	(62,560)	(37,669)

Cash (used in) provided by investing activities	(86,589)	(2,056)	80,585	(213,821)	504,895

Cash flow from financing activities:
Extinguishment of convertible senior notes	—	—	(845,087)	—	(845,087)
Excess tax benefit from stock-based compensation	6,217	4,223	4,101	15,190	11,038
Issuance of common stock under employee stock plans	14,299	10,998	9,910	40,712	100,491
Purchase of common stock	(32,242)	(23,202)	(36,202)	(124,239)	(81,786)
Payment of cash dividends	(73,437)	(73,406)	(66,095)	(278,404)	(255,305)

Cash used in financing activities	(85,163)	(81,387)	(933,373)	(346,741)	(1,070,649)

(Decrease) increase in cash and cash equivalents	(10,388)	69,778	(649,046)	38,356	30,673
Cash and cash equivalents, beginning of period	206,067	136,289	806,369	157,323	126,650
Cash and cash equivalents, end of period	$195,679	$206,067	$157,323	$195,679	$157,323